Exhibit 99_1

N e w s  R e l e a s e

For information contact:

Colleen Johnson

Vice President Communications

CNL Financial Group

407-650-1223

CNL HEALTHCARE PROPERTIES RAISES CASH DISTRIBUTION

—Board approves distribution increase by 10 percent—

(ORLANDO, Fla.) Sept. 6, 2017 — The board of directors of CNL Healthcare Properties, a real estate investment trust (REIT) focused on seniors housing and healthcare facilities, has approved a 10 percent increase in the company’s quarterly cash distribution from $0.10581 to $0.11639 per share, effective for the third quarter of 2017. The distribution will be paid on or about Sept. 11, 2017, for shareholders of record as of the close of business Sept. 1, 2017.

The decision to increase the distribution was based on overall performance of the 142-property portfolio and organic growth in the company’s cash flow. In addition, the company has now completed and opened all but one of the 15 development, expansion or conversion projects as part of its capital deployment strategy.

CNL Healthcare Properties has fully invested its offering proceeds of approximately $1.7 billion and remains focused on continuing to lease-up and stabilize its ground-up development, expansion and value-add investments.

“Since our first investment in early 2012, we have worked diligently to both create a young and high-quality portfolio, and work closely with our tenants, operators and managers to continually drive and strengthen the performance of our investments,” said Stephen H. Mauldin, president and CEO of CNL Healthcare Properties. “We are quite pleased to now increase the level of cash distributions to our shareholders, which is directly correlated with the performance and maturation of the portfolio.”

The board of directors for CNL Healthcare Properties will continue to evaluate the amount of its distributions quarterly.

About CNL Healthcare Properties

CNL Healthcare Properties, Inc., is a real estate investment trust (REIT) that focuses on acquiring properties in the seniors housing and healthcare sectors, including stabilized, value-add and development assets, as well as other income-producing properties, real-estate related securities and loans. CNL Financial Group, LLC is the sponsor of CNL Healthcare Properties. For more information, visit cnlhealthcareproperties.com.

About CNL Financial Group

CNL Financial Group (CNL) is a private investment management firm providing real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $34 billion in assets. CNL is headquartered in Orlando, Florida. For more information, visit cnl.com.